UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )
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National City Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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March 8, 2006

Dear Stockholder:

      You are invited to attend the Annual Meeting of Stockholders of National City Corporation (“National City”), which will be held at National City’s offices, 1900 East Ninth Street, Cleveland, Ohio 44114, on Tuesday, April 25, 2006, commencing at 10:00 a.m., Eastern Daylight Time.

      The primary business of the meeting will be to consider and vote upon the election of directors for the coming year, the ratification of the Audit Committee’s selection of Ernst & Young LLP as the independent registered public accounting firm for 2006 and the transaction of such other business as may properly come before the meeting.

      The formal Notice of Annual Meeting of Stockholders and Proxy Statement containing further information pertinent to the business of the meeting are set forth on the following pages. Our Annual Report, including consolidated financial statements, for the year 2005 was delivered to you previously.

      Your vote is important no matter how many shares you own, and we hope you will be able to attend the meeting in person. Regardless of whether you plan to attend the Annual Meeting, you may submit your proxy by using the Internet, using the telephone or by signing and dating the enclosed proxy card and returning it in the accompanying envelope. If you wish to communicate directly with National City, the mailing address of National City’s executive offices is: National City Corporation, 1900 East Ninth Street, Cleveland, Ohio 44114, Attn.: Secretary.

Sincerely,

DAVID A. DABERKO
Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
BENEFICIAL SECURITY OWNERSHIP OF MANAGEMENT
SUMMARY COMPENSATION TABLE
OPTION/SAR GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES
LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR
REPORT OF COMPENSATION AND ORGANIZATION COMMITTEE
PENSION PLAN TABLE
STATEMENT OF POLICY

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Stockholders of

NATIONAL CITY CORPORATION

      The Annual Meeting of Stockholders of National City Corporation (“National City”) will be held at National City’s offices, 1900 East Ninth Street, Cleveland, Ohio 44114, on Tuesday, April 25, 2006, at 10:00 a.m., Eastern Daylight Time, for the purpose of considering and voting upon the following matters:

1.	The election of directors;

2.	The ratification of the Audit Committee’s selection of Ernst & Young LLP as the independent registered public accounting firm for 2006; and

3.	The transaction of such other business as may properly come before the meeting.

      Stockholders of record at the close of business on March 3, 2006 are entitled to receive notice of and to vote at the meeting. A list of the stockholders will be available at the meeting and for the 10 days preceding the meeting at National City’s offices, 1900 East Ninth Street, Cleveland, Ohio 44114.

      All stockholders who are entitled to vote, even if you are planning to attend the Annual Meeting, are requested to submit your proxy by using the Internet, the telephone or by executing the enclosed proxy card and returning it in the enclosed postage-paid envelope. You may revoke your proxy at any time before it is voted. If you attend the meeting and vote in person, your vote will supersede any proxy you may have previously authorized. If you wish to communicate directly with National City, the mailing address of National City’s executive offices is: National City Corporation, 1900 East Ninth Street, Cleveland, Ohio 44114, Attn.: Secretary.

      Please vote your shares through any of the above-mentioned methods.

By Order of the Board of Directors

DAVID L. ZOELLER
Secretary

March 8, 2006

PROXY STATEMENT

March 8, 2006

Solicitation and Revocability of Proxies

      This Proxy Statement is furnished in connection with the solicitation by the board of directors of National City Corporation (“National City”) of the accompanying proxy to be used at the Annual Meeting of Stockholders of National City and any adjournment thereof and is being sent on approximately the date of this Proxy Statement to each holder of National City Common Stock, par value $4.00 per share (“Common Stock”), as of March 3, 2006. The Annual Meeting will be held on Tuesday, April 25, 2006, at National City’s offices, 1900 East Ninth Street, Cleveland, Ohio 44114, commencing at 10:00 a.m., Eastern Daylight Time, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Shares represented by properly presented proxies, if such proxies are received in time and not revoked, will be voted at such meeting in accordance with their specifications or, if no specifications are made, will be voted in favor of the election of directors and the ratification of the Audit Committee’s selection of Ernst & Young LLP as National City’s independent registered public accounting firm for 2006. Any proxy may be revoked by the person giving it before it is exercised by use of the Internet by 6:00 a.m. April 25, 2006, Eastern Daylight Time, or the telephone by 6:00 a.m. April 25, 2006, Eastern Daylight Time, by National City’s receipt prior to the Annual Meeting of a later-dated proxy, by receipt by the Secretary of National City prior to the Annual Meeting of a written revocation or by such person appearing at the meeting and electing to vote in person.

Information as to Voting Securities

      The board of directors of National City has fixed the close of business on March 3, 2006 as the record date for determination of stockholders entitled to receive notice of and to vote at the Annual Meeting. Holders of Common Stock on the record date are the only stockholders entitled to vote at the Annual Meeting. On the record date, there were 609,901,459 shares of Common Stock outstanding. Each share of Common Stock entitles the holder to one vote on any matter to be voted on at the Annual Meeting.

Corporate Governance

      The Sarbanes-Oxley Act of 2002 addresses, among other issues, corporate governance, auditing and accounting, executive compensation and enhanced and timely disclosure of corporate information. The corporate governance rules of the New York Stock Exchange, approved by the Securities and Exchange Commission in 2003 and amended in 2004, address director independence and corporate accountability. Both are intended to allow stockholders to more easily and efficiently monitor the performance of companies and directors.

      National City maintains strong corporate governance practices, and the board of directors reviews National City’s corporate governance practices on a continuing basis. Following is a description of the policies and board of director committee charters that National City adopted. More information about National City’s corporate governance is available on the National City website at: www.NationalCity.com.

Corporate Governance Guidelines

      The Corporate Governance Guidelines cover, among other issues, executive sessions of the board of directors, director qualifications, director responsibility, director independence, voting for directors, continuing education for members of the board of directors and internal performance evaluations.

      Executive sessions of the board of directors (without participation of any officer, including the chairman and chief executive officer) are to be held at least twice a year. The chairman of the Nominating and Board of Directors Governance Committee presides at the executive sessions of the board of directors.

      The board of directors of National City determined that 11 of the 12 current directors are “independent” as defined by National City’s Corporate Governance Guidelines and the New York Stock Exchange corporate governance rules. The board of directors also determined that 9 of the 10 nominees for election to the board of directors of National City are independent under these guidelines. David A. Daberko, National City’s chairman of the board and chief executive officer, is the only non-independent director.

      All members of the Audit Committee, the Compensation and Organization Committee and the Nominating and Board of Directors Governance Committee are independent under these guidelines.

      The Corporate Governance Guidelines were amended in August 2005 to provide that any nominee for director who receives a greater number of votes “withheld” from or “against” his or her election than votes “for” his or her election shall tender his or her resignation for consideration by the Nominating and Board of Directors Governance Committee. The Nominating and Board of Directors Governance Committee shall consider the best interests of National City and its stockholders and shall recommend to the board of directors the action to be taken with respect to the tendered resignation.

Code of Ethics

      The Code of Ethics governs the actions and working relationships of National City employees, officers and directors. The Code of Ethics addresses, among other items, conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of corporate assets and compliance with laws, rules and regulations and encourages the reporting of any illegal or unethical behavior.

      National City requires its employees, officers and directors to talk to supervisors, managers or other appropriate personnel to report and discuss any known or suspected criminal activity involving National City or its employees. National City established a Compliance Hotline to allow employees, officers and directors to anonymously report any known or suspected violation of laws, rules or regulations or the Code of Ethics.

Code of Ethics for Senior Financial Officers

      The Code of Ethics for Senior Financial Officers addresses some of the same issues as the Code of Ethics, such as the importance of honesty, integrity and confidentiality, but establishes specific standards related to financial controls and reporting for senior financial officers of National City. Senior financial officers of National City are expected to adhere to both the National City Corporation Code of Ethics and the Code of Ethics for Senior Financial Officers.

Charters for the Audit Committee, the Nominating and Board of Directors Governance Committee and the Compensation and Organization Committee

      National City’s board of directors adopted charters for the Audit, the Compensation and Organization and the Nominating and Board of Directors Governance Committees. These charters address issues such as independence of the committee members, committee organization, member qualifications and committee powers, duties and responsibilities. The Audit Committee Charter, set forth as Exhibit A to this Proxy Statement, also provides additional information on the selection, independence, authority and function of the independent registered public accounting firm and the authority and function of the general auditor.

      These charters, the Corporate Governance Guidelines, the Code of Ethics, the Code of Ethics for Senior Financial Officers and other information about National City’s corporate governance are available on the National City website at: www.NationalCity.com or in print through National City’s investor relations department.

Board of Directors and Committees

      The board of directors of National City is responsible for establishing broad corporate policies and for the overall performance of National City. The board, however, is not involved in the day-to-day operating details of National City’s business. Members of the board are kept informed of National City’s business through various documents and reports provided by the chairman of the board and other officers of National City and by participating in board and board committee meetings. Each director has access to all books, records and reports of National City, and members of management are available at all times to answer any director’s question.

      National City, through its Corporate Governance Guidelines, established director responsibilities and qualifications. All directors are expected to attend meetings of the board and of the board committees of which they are members. Directors who attend less than 75% of the meetings of the board and its committees for two consecutive years will not be eligible for nomination to the board of directors. Directors are expected to be prepared for these meetings and to be able to devote the time required for preparation and participation.

      During 2005, the board of directors of National City held 5 regularly scheduled meetings and no special meetings. Average attendance by directors at those meetings was 98% and all incumbent directors attended 75% or more of the meetings of the board and the board committees they were scheduled to attend. All of the persons nominated and elected as directors of National City at National City’s 2005 Annual Meeting of Stockholders attended that Annual Meeting.

      The board of directors of National City established several permanent committees comprising directors who are appointed to those committees annually. The principal committees are the Audit Committee, the Compensation and Organization Committee, the Nominating and Board of Directors Governance Committee and the Risk and Public Policy Committee. Effective April of 2005, the board of directors eliminated the Executive Committee. Each committee is described below. The members of each committee are identified below and in the biographical material of the nominees for election of directors.

      The Audit Committee. The Audit Committee is required to meet at least 4 times per year and met 10 times during 2005. The Audit Committee is composed of directors who are independent of the management of National City and are free of any relationship that would interfere with their exercise of independent judgment as committee members. The Audit Committee has oversight responsibility for the independent registered public accounting firm and the general auditor. The Audit Committee performs the duties and responsibilities delegated to it by the board of directors to fulfill the board of directors’ responsibilities to stockholders, potential stockholders and the investment community relating to corporate accounting and reporting practices of National City, effectiveness of National City’s internal control structure and procedures for financial reporting and compliance with applicable laws and regulations. The Audit Committee also approves, engages and has sole authority to terminate the independent registered public accounting firm. In so doing, the Audit Committee maintains free and open communications among the directors, the independent registered public accounting firm, the general auditor and the management of National City. The members of the Audit Committee are Messrs. Barfield, Broadhurst, Lindner, Paul and Weiss and Dr. Thornton. Mr. Broadhurst is chairman. The board of directors has determined that Messrs. Barfield, Broadhurst and Paul are Audit Committee Financial Experts. Additional information regarding the functions performed by the Audit Committee and its membership is set forth in the “Report of the Audit Committee” included in this Proxy Statement and the “Audit Committee Charter” included as Exhibit A to this Proxy Statement.

      The Compensation and Organization Committee. The Compensation and Organization Committee (the “Compensation Committee”) meets on the call of its chairman and met 6 times during 2005. The Compensation Committee is composed of directors who are independent of the management of National City and are free of any relationship that would interfere with their exercise of independent judgment as committee members. The Compensation Committee considers matters relating to compensation policy and compensation of senior officers of National City and its subsidiaries and makes recommendations to the board of directors of National City on matters relating to succession management and organization of senior executive management. Under the terms of National City’s Long-Term Cash and Equity Incentive Plan, the Compensation Committee is authorized to grant stock options, restricted stock awards, restricted stock units, appreciation rights and awards of Common Stock to officers and key employees of National City and its subsidiaries. The Compensation Committee also determines participants for plan cycle awards under the Long-Term Cash and Equity Incentive Plan and the Management Incentive Plan for Senior Officers, as Amended and Restated, and establishes the peer group for both plans. The members of the Compensation Committee are Messrs. Connor, Gorman, Ormond and Shaheen and Dr. Healy. Mr. Ormond is chairman. Additional information regarding the functions performed by the Compensation Committee and its membership is set forth in the “Report of Compensation and Organization Committee” included in this Proxy Statement.

      The Nominating and Board of Directors Governance Committee. The Nominating and Board of Directors Governance Committee meets on the call of its chairman and met 4 times during 2005. The Nominating and Board of Directors Governance Committee nominates director candidates for election by stockholders and advises and makes recommendations to the board of directors of National City with respect to (i) nominations to fill vacancies on the board of directors, (ii) director compensation, (iii) charters for and appointments to committees of the board of directors and (iv) other issues of corporate governance. The members of the Nominating and Board of Directors Governance Committee are Messrs. Connor, Gorman, Ormond and Shaheen and Dr. Healy. Mr. Shaheen is chairman.

      The Risk and Public Policy Committee. The Risk and Public Policy Committee meets on the call of its chairperson and met 5 times during 2005. The Risk and Public Policy Committee has responsibility for the processes for managing National City’s credit, market, interest rate, liquidity, regulatory, legal and operational risks, the process for determining the adequacy of National City’s capital and the performance of National City’s internal risk management function. The members of the Risk and Public Policy Committee are Messrs. Barfield, Broadhurst, Lindner, Paul and Weiss and Dr. Thornton. Mr. Paul is chairman.

Board of Director Nomination Process

      Nominations of persons for election as directors of National City may be made (i) by the Nominating and Board of Directors Governance Committee or (ii) by any stockholder who is a stockholder of record at the time of giving notice as provided below. Additionally, stockholders may submit the name of a possible nominee for consideration by the Nominating and Board of Directors Governance Committee.

      To be timely, a stockholder’s notice to nominate a director candidate must be delivered to or mailed to and received at the principal executive offices of National City, 1900 East Ninth Street, Cleveland, Ohio 44114, Attn.: Executive Offices, not less than 60 days prior to the meeting of the stockholders; provided, however, that in the event that a public announcement of the date of such meeting is not made at least 75 calendar days prior to the date of such meeting, notice by the stockholder must be so received not later than the close of business on the 10th calendar day following the day on which the public announcement is first made of the date of such meeting.

      Such stockholder’s notice must include (i) the name and address, as they appear on National City’s books, of the stockholder giving the notice and of the beneficial owner, if any, on whose behalf the nomination is made; (ii) a representation that the stockholder giving notice is a holder of record of Common Stock, entitled to vote at such meeting, and intends to appear in person or by proxy at such meeting to nominate the person or persons specified in the notice; (iii) the class and number of shares of Common Stock beneficially owned and of record by the stockholder giving the notice and by the beneficial owner, if any, on whose behalf the nomination is made; (iv) a description of all arrangements or understandings between or among any of (A) the stockholder giving notice, (B) the beneficial owner on whose behalf the notice is given, (C) each nominee and (D) any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder giving the notice; (v) such other information regarding each nominee proposed by the stockholder giving the notice as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated by the board of directors; and (vi) a signed consent of each nominee to serve as a director of National City if so elected.

      At the request of the board of directors, any person nominated by the board of directors for election as a director must furnish to the Secretary of National City that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee. The presiding officer of any meeting of stockholders will, if the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed herein, and if he or she should so determine, he or she will declare the nomination as defective and the nomination will be disregarded.

      Director Qualifications. There should be no more than 15 members on the board of directors. No director may serve on more than 4 other public company boards of directors. To preserve independence and to avoid conflicts of interest, each director shall advise the chairman of the Nominating and Board of Directors Corporate Governance Committee in advance of accepting an invitation to serve on another public company board of directors.

      The following standards shall be used to determine director qualification:

•	Experience as a chief executive officer, member of senior management or director of a nationally recognized or otherwise significant business corporation, educational institution or not-for-profit organization.

•	Not older than 68 years of age.

•	Serves on no more than 4 other publicly held corporation boards of directors.

•	Serves on no more than 2 other audit committees of the boards of directors of publicly held corporations.

•	Beneficially owns at least 12,000 shares of Common Stock within 3 years of becoming a director.

•	May not be or be affiliated with a service provider to National City such as an attorney, accountant or consultant.

•	The individual has particular skills or expertise that enhance the overall composition of the board of directors.

      There is no specified term limit that a director may serve on the National City board of directors. The Nominating and Board of Directors Governance Committee reviews each director’s performance annually to assess independence, attendance and overall performance. A director is required to submit a letter of resignation to the board of directors upon the loss of principal employment prior to normal retirement age, however, at the discretion of the Nominating and Board of Directors Governance Committee, the director may be nominated for an additional one-year term as a director.

Communications with Non-Management Members of the Board of Directors

      An employee, officer, stockholder or other interested party who has an interest in communicating with non-management members of the board of directors, or the board as a whole, may do so by directing the communication to the chairman of the Nominating and Board of Directors Governance Committee, who is the presiding director for non-management sessions of the board of directors. Confidential messages for the chairman of the Nominating and Board of Directors Governance Committee may be delivered in writing to the chairman of the Nominating and Board of Directors Governance Committee, c/o Secretary, National City Corporation, 1900 East Ninth Street, Cleveland, Ohio 44114, or through the Compliance Hotline at: 1-877-465-3438.

Compensation of Directors

      Members of the board of directors of National City who are not employees of National City, or any of its subsidiaries, receive a yearly retainer of $40,000. An additional yearly retainer of $15,000 is paid to each Audit Committee member, and an additional yearly retainer of $10,000 is paid to the chairman of the Audit Committee. An additional yearly retainer of $5,000 is paid to each member of any other committee, and an additional yearly retainer of $5,000 is paid to the chairman of each other committee. All yearly retainers are payable in quarterly installments on December 1, March 1, June 1 and September 1. Under a plan for the deferred payment of directors’ fees, a director may elect to have the payment of fees deferred until his or her departure from the board.

      Each member of the board of directors of National City upon becoming a director is awarded 2,000 shares of Common Stock, subject to transfer restrictions under National City’s Long-Term Cash and Equity Incentive Plan. For the year 2005, each director re-elected to the board of directors was awarded 1,200 shares of Common Stock subject to transfer restrictions under the Long-Term Cash and Equity Incentive Plan. Effective with National City’s 2006 Annual Meeting of Stockholders and each year thereafter, each director re-elected to the board of directors will be awarded 2,000 shares of Common Stock subject to transfer restrictions under the Long-Term Cash and Equity Incentive Plan. The restrictions on such shares of Common Stock expire at the earlier of the individual director’s death or disability, a change in control or the date that is nine months after the date of the award.

      The National City Board of Directors Long-Term Incentive Compensation Plan provides for an annual award for each non-employee director ranging from zero to a maximum of $48,000. The actual award is based on National City’s position, as of December 31 of each year, in the peer group for the 3-year plan cycle then ending under the National City Long-Term Incentive Compensation Plan for Senior Officers. The award is credited to a deferred compensation account for the benefit of the non-employee director and is “invested” in phantom units of Common Stock. The award credited to the non-employee director accounts for the 3-year plan cycle ending December 31, 2005 was $27,360 based on a 8th place finish in the Peer Group (as defined on page 20) comparison.

Compensation Committee Interlocks and Insider Participation

      National City had no compensation committee interlocks or insider participations during 2005.

Stockholder Action

1. ELECTION OF DIRECTORS

      Directors are elected to serve until the next Annual Meeting and until their respective successors are duly elected and qualified. National City currently has 12 directors, and a total of 12 directors is currently authorized. The Nominating and Board of Directors Governance Committee has set the number of authorized directors for election at the Annual Meeting of Stockholders at 10 directors. It is intended that shares represented by proxies, unless contrary instructions are given, will be voted for the election of the director nominees listed on the following pages. Although management does not expect that any nominee will be unavailable for election, in the event that vacancies unexpectedly occur, the shares will be voted for substitute nominees, if any.

      The 10 nominees for election to the board of directors of National City are identified on the following pages. All of the nominees are presently directors of National City and were elected at the last Annual Meeting. Two incumbent directors, Joseph T. Gorman and Robert A. Paul, have reached the mandatory retirement age and will not continue as directors after the Annual Meeting. The following material contains biographical information concerning each of the nominees, including their positions and offices with National City, other directorships, current age, committee membership, the sum of the number of shares of Common Stock beneficially owned and Common Stock share equivalents owned as of February 28, 2006 and their recent employment through the date of this Proxy Statement.

Vote By Stockholders

      The election of directors requires a plurality of the votes of the shares of Common Stock present in person or represented by proxy and entitled to vote for the election of directors at the Annual Meeting. Any nominee for director who receives a greater number of votes “withheld” from or “against” his or her election than votes “for” his or her election is required by National City’s Corporate Governance Guidelines to tender his or her resignation for consideration by the Nominating and Board of Directors Governance Committee. The Nominating and Board of Directors Governance Committee shall consider the best interests of National City and its stockholders and shall recommend to the board of directors the action to be taken with respect to the tendered resignation.

NOMINEES FOR ELECTION AS DIRECTORS

JON E. BARFIELD, Chairman and President of The Bartech Group, Inc., a provider of professional staffing services, information technology and outsourced staffing management services, since 1995. Director of Tecumseh Products Company, Granite Broadcasting Corporation, BMC Software, Inc. and CMS Energy Corporation. Director of National City since 1998; member of the Audit and the Risk and Public Policy Committees. Age 54. Shares of Common Stock owned: 43,286.

JAMES S. BROADHURST, Chairman and Chief Executive Officer of Eat’n Park Hospitality Group, Inc., a chain of family restaurants and a provider of contract dining services, since 1984. Director of National City since 1996; chairman of the Audit Committee and member of the Risk and Public Policy Committee. Age 62. Shares of Common Stock owned: 35,970.

CHRISTOPHER M. CONNOR, Chairman, President and Chief Executive Officer of The Sherwin-Williams Company, a global producer in the paint and coatings industry, since July 2005. Chairman and Chief Executive Officer from April 2000 to July 2005. Director of Diebold, Incorporated. Director of National City since 2002; member of the Compensation and Organization and the Nominating and Board of Director Governance Committees. Age 49. Shares of Common Stock owned: 18,008.

DAVID A. DABERKO, Chairman of the Board and Chief Executive Officer of National City since 1995. Director of OMNOVA Solutions Inc. and Marathon Oil Corporation. Director of National City since 1988. Age 60. Shares of Common Stock owned: 3,197,043, including options for 2,235,958 shares of Common Stock.

BERNADINE P. HEALY, M.D., Medical Columnist and Health Editor, U.S. News & World Report, since September 2002. Prior to 2002, President and Chief Executive Officer of the American Red Cross, a provider of humanitarian services to people in need, from September 1999 to December 2001. Director of Ashland Inc., Invacare Corporation and The Progressive Corporation. Director of National City since 2003 and previously a director of National City from 1995 to 2001 and 1989 to 1990; member of the Compensation and Organization and the Nominating and Board of Director Governance Committees. Age 61. Shares of Common Stock owned: 22,115.
S. CRAIG LINDNER, Co-Chief Executive Officer and Co-President of American Financial Group, Inc. (“AFG”), a holding company which, through subsidiaries, is engaged primarily in property and casualty insurance and in the sale of retirement annuities, life and supplemental health insurance products, since January 2005. Prior to 2005, Co-President of AFG since 1996. President and Chief Executive Officer of Great American Financial Resources, Inc., an 83%-owned subsidiary of AFG, and President of American Money Management Corporation, an AFG subsidiary. Director of American Financial Group, Inc. and Great American Financial Resources, Inc. Director of National City since 2004; member of the Audit and the Risk and Public Policy committees. Age 50. Shares of Common Stock owned: 3,676,404.

PAUL A. ORMOND, Chairman, President and Chief Executive Officer of Manor Care, Inc., a provider of long-term care, skilled nursing and rehabilitative services, since 1991. Director of National City since 1999; chairman of the Compensation and Organization Committee and member of the Nominating and Board of Directors Governance Committee. Age 56. Shares of Common Stock owned: 39,797.

GERALD L. SHAHEEN, Group President of Caterpillar Inc., a manufacturer of construction and mining equipment, diesel and natural gas engines and industrial gas turbines, since 1998. Director of AGCO Corporation. Director of National City since 2001; member of the Compensation and Organization and the Nominating and Board of Directors Governance Committees. Age 61. Shares of Common Stock owned: 16,957.

JERRY SUE THORNTON, Ph.D. President of Cuyahoga Community College, a provider of post-secondary education, since 1992. Director of RPM International Inc., Applied Industrial Technologies, Inc. and American Greetings Corporation. Director of National City since 2001; member of the Audit and the Risk and Public Policy Committees. Age 59. Shares of Common Stock owned: 27,242.

MORRY WEISS, Chairman of American Greetings Corporation, a greeting card manufacturer, since 1992. Chief Executive Officer of American Greetings Corporation from 1987 to June 2003. Director of National City since 1993; member of the Audit and the Risk and Public Policy Committees. Age 65. Shares of Common Stock owned: 52,016.

      The board of directors of National City unanimously recommends a vote FOR the slate of directors.

Beneficial Ownership

      As of February 28, 2006, Common Stock was the only outstanding class of equity securities, as defined in Rule 13d-1 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), of National City. Beneficial ownership of Common Stock, for purposes of the beneficial ownership disclosures in this Proxy Statement, was determined in accordance with Rule 13d-3 of the General Rules and Regulations under the Exchange Act. Under Rule 13d-3, a person is deemed to be the beneficial owner of securities if he or she has or shares, directly or indirectly, voting power and/or investment power with respect to such securities or has the right to acquire beneficial ownership within 60 days. Accordingly, the amounts shown do not purport to represent beneficial ownership for any purpose other than as set forth under Rule 13d-3. Further, beneficial ownership as determined in this manner does not necessarily bear on the economic incidence of ownership of Common Stock.

      As of February 28, 2006, to the knowledge of National City, National City is the only entity that beneficially owned more than 5% of the then outstanding Common Stock. As of February 28, 2006, no individual director, nominee or officer beneficially owned more than 5% of the then outstanding Common Stock. For purpose of this disclosure, with respect to any one person or entity, the amount of outstanding Common Stock is the aggregate number of shares of Common Stock outstanding on February 28, 2006 plus an amount equal to the amount of Common Stock which such person or entity had the right to acquire as of that date and within 60 days of that date (i.e. pursuant to a stock option plan) and includes any shares held for the benefit of such person, if an officer, in the National City Corporation Savings and Investment Plan Trust.

      As reported in the Schedule 13G filed by National City on February 14, 2006, National City beneficially owned, as of December 31, 2005, 38,880,044 shares of Common Stock which constituted 6.3% of the outstanding Common Stock on that date. These shares are held in various fiduciary capacities through National City’s wholly owned banking subsidiaries, primarily National City Bank, National City Bank of the Midwest, National City Bank of Pennsylvania, National City Bank of Kentucky and National City Bank of Indiana, and National City Investment Management Company. Of the 35,988,422 shares of Common Stock as to which National City, through its subsidiaries, had, as of December 31, 2005, voting authority, it had sole voting authority as to 25,346,402 of those shares and shared voting authority as to the remainder. Of the 26,946,415 shares as to which National City, through its subsidiaries, had, as of December 31, 2005, investment authority, it had sole investment authority as to 17,044,813 of those shares and shared investment authority as to the remainder. Included in the aggregate number of shares held as to which National City had, as of December 31, 2005, sole voting and investment authority were 5,048,833 shares held under the National City Non-Contributory Retirement Trust.

      The following table sets forth the beneficial security ownership of all stockholders known to National City to be the beneficial owner of more than 5% of Common Stock as of February 28, 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

		Amount and
		Nature of
		Beneficial	Percent
Title of Class	Name and Address of Beneficial Owner	Ownership	of Class

Common Stock	National City Corporation 1900 East Ninth Street Cleveland, Ohio 44114	38,880,044 (1)	6.3%

(1)	National City does not have the right to acquire beneficial ownership of any shares of Common Stock. Beneficial ownership information was obtained from the Schedule 13G filed by National City on February 14, 2006.

Section 16(a) Beneficial Ownership Reporting Compliance

      Under the Exchange Act, National City’s directors, certain officers and persons beneficially owning more than 10% of any class of National City’s equity securities registered pursuant to Section 12 of the Exchange Act are required to report, within specified due dates, their initial ownership in any class of National City’s equity securities and all subsequent acquisitions, dispositions or other changes in beneficial ownership in such securities. National City is required to describe in this Proxy Statement whether it has knowledge that any person required to file such a report failed to do so in a timely manner. In this regard, to the knowledge of National City, based solely on the review of copies of reports furnished to National City by its directors and executive officers pursuant to Rule 16a-3 promulgated pursuant to the Exchange Act, and on written representations that no other reports were required during the period ending December 31, 2005, all of National City’s directors and officers satisfied such filing requirements in full, with the following exceptions. One late filing was made for each of Messrs. Barfield, Connor, Gorman, Ormond, Paul and Shaheen and Dr. Healy. These inadvertent late filings pertained to the director fees earned during the third quarter of 2005 that were deferred pursuant to the National City Corporation plan for deferred payment of director fees and credited to a phantom National City stock fund on September 30, 2005. A Form 4 relating to these credits was filed for each of the above named directors on November 23, 2005, the date the omission was discovered. Additionally, one late filing was made for each of Messrs. Couture, Khayat and Frate. These inadvertent late filings pertained to equity awards granted on December 15, 2005. A Form 4 relating to these grants was filed for each of the above named officers on December 23, 2005.

Ownership Guidelines

      Under National City’s Corporate Governance Guidelines, the standards for determining director qualification include the provision that, within 3 years of becoming a director, each director beneficially own at least 12,000 shares of Common Stock. Both direct and indirect equity ownership and ownership of phantom shares are considered as owned shares for the purpose of this guideline.

      The stock ownership guidelines and current holdings for certain executive officers are set forth on page 22 of this Proxy Statement.

      The following table sets forth, as of February 28, 2006, the beneficial ownership of Common Stock (including shares with respect to which the following persons have the right to acquire beneficial ownership within 60 days after such date) by (a) each director and director nominee of National City, (b) the named executive officers named in the Summary Compensation Table below on page 16 and (c) all directors, director nominees and executive officers of National City as a group, as of February 28, 2006:

BENEFICIAL SECURITY OWNERSHIP OF MANAGEMENT

		Number of Shares		Share Equivalents
		of Common Stock		Held in Deferred	Total Shares &
		Beneficially	Percent of	Compensation	Share Equivalents
Title of Class	Name of Beneficial Owner	Owned(1)(2)	Class	Plans(3)	Beneficially Held

Common Stock	Jon E. Barfield	20,530	*	22,756	43,286
Common Stock	James R. Bell III	591,652	*	0	591,652
Common Stock	James S. Broadhurst	27,725	*	8,245	35,970
Common Stock	Christopher M. Connor	7,165	*	10,843	18,008
Common Stock	David A. Daberko	3,192,743	*	4,300	3,197,043
Common Stock	Joseph T. Gorman	17,956	*	15,172	33,128
Common Stock	Bernadine P. Healy, M.D.	16,958	*	5,157	22,115
Common Stock	Jeffrey D. Kelly	627,881	*	5,941	633,822
Common Stock	S. Craig Lindner	3,674,735	*	1,669	3,676,404
Common Stock	William E. MacDonald III	1,419,973	*	0	1,419,973
Common Stock	Paul A. Ormond	19,125	*	20,672	39,797
Common Stock	Robert A. Paul	1,542,645	*	51,811	1,594,456
Common Stock	Peter E. Raskind	496,356	*	0	496,356
Common Stock	Gerald L. Shaheen	6,990	*	9,967	16,957
Common Stock	Jerry Sue Thornton, Ph.D.	7,435	*	19,807	27,242
Common Stock	Morry Weiss	25,877	*	26,139	52,016
Common Stock	Directors and Executive Officers of National City as a Group	15,295,304	2.46%	230,279	15,525,583

*	The percent of Common Stock beneficially owned is less than 1%.

(1)	Beneficial ownership of the shares held by each individual consists of sole voting power and sole investment power, except, for the following individuals, voting power and/or investment power is shared with the spouse or a family member of the individual, or by trust, as follows: J.E. Barfield: 1,022 shares; J.R. Bell III: 7,200 shares; S.C. Lindner: 1,281,798; R.A. Paul: 1,203,320 shares; and M. Weiss: 22,569 shares. Additionally, 227,113 of the shares included for S.C. Lindner are held in a family trust for which he has no voting and/or investment power.

(2)	Includes shares of Common Stock the following individuals had a right to acquire on or before April 29, 2006: J.R. Bell III: 398,475 shares; D.A. Daberko: 2,235,958 shares; J.D. Kelly: 424,371 shares; W.E. MacDonald III: 1,017,381 shares; and P.E. Raskind: 328,405 shares.

(3)	Includes awards credited to a deferred compensation account for each individual and “invested” in phantom units of Common Stock pursuant to the National City Corporation Board of Directors Long-Term Incentive Compensation Plan, the Amended National City Corporation Plan For Deferred Payment of Directors’ Fees, the National City Corporation 2004 Deferred Compensation Plan, the National City Corporation Deferred Compensation Plan and the National City Corporation Executive Savings Plan.

2.	RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      The Audit Committee and the board of directors of National City believes it appropriate to submit for action by the stockholders of National City the ratification of the Audit Committee’s selection of Ernst and Young LLP as the independent registered public accounting firm for National City for the year 2006. The firm and its predecessors have served as the independent registered public accounting firm for National City since its inception in 1973. In the opinion of the Audit Committee of the board of directors of National City, the reputation, qualifications and experience of the firm make appropriate its reappointment for 2006. A representative of Ernst and Young LLP is expected to be present at the Annual Meeting, with the opportunity to make a statement if such representative desires to do so, and is expected to be available to respond to appropriate questions.

Adoption by Stockholders

      The proposal for the ratification of the Audit Committee’s selection of Ernst & Young LLP as the independent registered public accounting firm for 2006 requires for its adoption the favorable vote of the holders of shares of Common Stock representing at least a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting.

      The board of directors of National City unanimously recommends a vote FOR the ratification of the Audit Committee’s selection of Ernst & Young LLP.

Executive Compensation

      The following table sets forth, together with certain other information, the compensation earned during the 3 years ended December 31, 2005 by (i) David A. Daberko, the Chief Executive Officer, and (ii) the four other most highly compensated executive officers of National City and its subsidiaries. The executive officers listed in the Summary Compensation Table below are referred to in this Proxy Statement as the “named executive officers.”

SUMMARY COMPENSATION TABLE

					Long-Term Compensation

	Annual Compensation				Awards		Payouts

				Other	Restricted	Securities
				Annual	Stock	Underlying		All Other
			Bonus	Comp	Award(s)	Options/	LTIP	Comp
Name and Principal Position	Year	Salary($)	($)(1)	($)(2)	($)(1)(3)	SARs (#)	Payouts($)	($)(4)

D.A. Daberko	2005	1,000,000	1,400,000	223,573	2,081,740	267,941	570,000	134,477
Chairman of the Board	2004	1,000,000	1,500,044	129,837	1,721,722	420,213	640,000	126,472
and Chief Executive Officer	2003	1,000,000	1,220,037	138,858	1,793,970	401,370	780,000	119,607
W.E. MacDonald III	2005	670,833	719,328	54,468	1,667,894	60,000	288,674	54,696
Vice Chairman	2004	645,833	1,167,757	9,764	742,533	232,920	303,502	52,118
	2003	582,500	1,051,282	69,609	608,035	332,435	346,493	45,100
P.E. Raskind	2005	541,667	856,970	0	687,849	35,000	162,355	14,490
Vice Chairman	2004	472,917	665,438	0	0	132,845	162,293	14,145
	2003	411,667	639,000	5,963	0	181,833	182,196	20,700
J.D. Kelly	2005	525,000	1,023,696	0	687,849	68,403	155,183	34,399
Vice Chairman	2004	447,917	818,618	0	0	204,190	155,040	32,899
and Chief Financial Officer	2003	390,417	620,500	40,505	0	105,089	177,255	37,430
J.R. Bell III	2005	420,833	780,456	0	442,196	22,500	133,665	33,812
Executive Vice President	2004	393,333	686,868	0	0	144,939	141,013	32,329
	2003	358,333	489,600	10,862	0	111,391	164,450	31,371

(1)	Bonuses include cash and deferred awards made under the National City Corporation Management Incentive Plan for Senior Officers, as Amended and Restated. D.A. Daberko and W.E. MacDonald III receive a portion of their Management Incentive Plan award in the form of restricted stock units. For 2005, the value of the restricted stock units, and the number of shares, granted to D.A. Daberko and W.E. MacDonald III as partial payment of their Management Incentive Plan award is $771,545, 22,573 shares, for D.A. Daberko and $488,740, 14,299 shares, for W.E. MacDonald III. All of the shares of restricted stock granted to D.A. Daberko and W.E. MacDonald III in 2004 and 2003 were granted as annual bonus awards. Those awards are as follows: D.A. Daberko, 48,431 shares in 2004 and 51,969 shares in 2003; W.E. MacDonald III, 20,887 shares in 2004 and 17,614 shares in 2003. Restrictions on shares granted in connection with Management Incentive Plan awards lapse one year after the grant date.

In 2005, shares of restricted stock were also granted as equity awards as follows: D.A. Daberko, 36,364 shares; W.E. MacDonald III, 32,727 shares; P.E. Raskind, 19,091 shares; J.D. Kelly, 19,091 shares; and J.R. Bell III, 12,273 shares. The restrictions on shares granted to D.A. Daberko, W.E. MacDonald III, P.E. Raskind and J.D. Kelly lapse on 50% of the shares three years after the grant date and on the balance of the shares four years after the grant date. The restrictions on shares granted to J.R. Bell III lapse on 50% of the shares one year after the grant date and on the balance of the shares two years after the grant date.

(2)	Includes the aggregate incremental cost to National City for providing personal benefits to the extent that such personal benefits exceeded $50,000 for the year and, for 2003 and 2004, also includes amounts reimbursed for payment of certain taxes. Amounts for any specific personal benefit representing at least 25% of the personal benefits provided for a given year are as follows: D.A. Daberko, for personal use of corporate aircraft: $181,495 in 2005, $77,852 in 2004 and $73,006 in 2003; W.E. MacDonald III, for personal use of Corporate aircraft: $38,036 in 2005 and $37,000 in 2003. Pursuant to an executive security program, National City requires the current chairman to use the corporate aircraft for all business and personal travel and the vice chairmen to use the corporate aircraft for certain business and personal travel. The use of corporate aircraft is primarily for National City’s benefit, rather than for the personal benefit of the executive. Although National City views this cost as a business expense, the aggregate incremental cost for personal use of the corporate aircraft is included in the Other Annual Compensation column to the extent that the incremental cost for personal use of the corporate aircraft combined with all other personal benefits for a given year exceeded $50,000.

Although D.A. Daberko’s personal usage hours of corporate aircraft for 2005 were approximately the same as the average personal usage hours for the last three years, the amount included as compensation for personal use of corporate aircraft increased in 2005 as compared to previous years primarily due to increases in fuel costs and changes in tax laws.

(3)	As of December 31, 2005:

D.A. Daberko had 136,095 shares of restricted stock having a value, as of December 31, 2005, of $4,568,709;

W.E. MacDonald III 74,578 shares of restricted stock having a value, as of December 31, 2005, of $2,503,583;

P.E. Raskind had 51,517 shares of restricted stock having a value, as of December 31, 2005, of $1,729,426;

J.D. Kelly had 53,617 shares of restricted stock having a value, as of December 31, 2005, of $1,799,923; and

J.R. Bell III had 36,593 shares of restricted stock having a value, as of December 31, 2005, of $1,228,528.

The named executive officers receive dividends on their restricted stock at the same rate and frequency as all stockholders of National City. See footnote (1) for information on restricted stock that vests in under 3 years from the date of grant.

(4)	For 2005, All Other Compensation includes the matching component of the Savings and Investment Plan and the value of premiums paid by National City in connection with split dollar insurance contracts, including imputed loan interest as explained below, but does not include retirement compensation costs, as these are not readily calculable. For 2005, each of the named executive officers was credited with the following matching amount under the Savings and Investment Plan: D.A. Daberko, $14,490; W.E. MacDonald III, $14,490; P.E. Raskind, $14,490; J.D. Kelly, $14,490; and J.R. Bell III, $14,490. All Other Compensation also includes the following amounts equal to the value of the premiums paid by National City in connection with life insurance policies issued pursuant to the Split Dollar Life Insurance Agreements between National City and the following named executive officers during 2005 respectively, as applicable: D.A. Daberko, $98,907; W.E. MacDonald III, $34,061; P.E. Raskind, $0; J.D. Kelly, $16,731; and J.R. Bell III, $16,191. The premiums paid by National City prior to June 30, 2002 in connection with the life insurance policies issued pursuant to such Split Dollar Life Insurance Agreements generally will be recovered in full by National City upon the cancellation or purchase by a named executive officer of any such life insurance policy or the payment of any death benefits under any such life insurance policy. Officers who elected the loan treatment safe harbor under IRS Notice 2002-8 must include imputed loan interest in their W-2 income. The imputed loan interest is calculated by applying the “blended” annual AFR rate to the deemed loan amount. The blended applicable federal rate for 2005 is 3.11%, and the amounts of taxable compensation included in W-2 income are as follows: D.A. Daberko, $21,080; W.E. MacDonald III, $6,145; P.E. Raskind, $0; J.D. Kelly, $3,178; and J.R. Bell III, $3,131. For executive officers, the Split Dollar Life Insurance Plan has been replaced by a company paid life insurance program.

     The following table provides information on option grants in fiscal year 2005 to the named executive officers.

OPTION/ SAR GRANTS IN LAST FISCAL YEAR

	Individual Grants

	Number of		% of Total
	Securities		Options/SARs	Exercise
	Underlying		Granted to	or Base		Grant Date
	Options/SARs		Employees in	Price	Expiration	Present Value
Name	Granted (#)		Fiscal Year(3)	($/sh)	Date	($)(4)

D.A. Daberko	200,000	(1)	6.81	36.03	8/31/2015	1,056,000	(b)
	67,941	(2)	2.31	34.96	6/20/2010	322,720	(c)
W.E. MacDonald III	60,000	(1)	2.04	36.03	8/31/2015	316,800	(b)
P.E. Raskind	35,000	(1)	1.19	36.03	8/31/2015	184,800	(b)
J.D. Kelly	10,728	(2)	0.37	33.79	8/10/2009	53,318	(a)
	22,675	(2)	0.77	33.79	7/24/2011	112,695	(a)
	35,000	(1)	1.19	36.03	8/31/2015	184,800	(b)
J.R. Bell III	22,500	(1)	0.77	36.03	8/31/2015	118,800	(b)

(1)	2,700 of the options granted are incentive stock options. The balance of the options granted are non-qualified stock options. One fourth of each option grant becomes exercisable one year after the date of the grant and one fourth becomes exercisable on each anniversary of the grant, with the exception that, for J.R. Bell III, one half of each option grant becomes exercisable one year after the date of grant and the balance becomes exercisable two years after the date of grant. A further restriction is placed on the exercise of the incentive stock options such that the maximum number of shares of Common Stock which become initially available for purchase in any calendar year shall be limited to that number of shares the aggregate exercise price of which does not exceed $100,000.

(2)	Options are Additional Options, as defined under the National City Corporation Long-Term Cash and Equity Incentive Plan, or a predecessor plan. Rights to such Additional Options were attached to each stock option awarded prior to 2005. Additional Options are granted at the market price of Common Stock on the date the original option was exercised and become exercisable 6 months after the date of grant. Additional Options have a contractual term equal to the remaining term of the original option.

(3)	National City granted options, including Additional Options, representing 2,938,859 shares to employees during 2005.

(4)	In accordance with Securities and Exchange Commission rules, the Black-Scholes pricing model was used to estimate the grant date present value. The following table lists the assumptions used to calculate the grant date present value.

		Expected)	Expected)	Risk- Free)	Expected)	Optino)
Grant Date		Volatility	Dividend	Interest	Life	Value$(
		(%	Yield (%	Rate (%	(years

(a)	6/13/2005	20.90	3.90	3.61	5.00	4.97
(b)	8/31/2005	20.90	4.30	3.77	6.00	5.28
(c)	12/14/2005	19.72	4.11	3.74	5.00	4.75

      The following table sets forth the stock options exercised by each of the named executive officers during the fiscal year ended December 31, 2005 and the value of all unexercised options held by the named executive officers as of December 31, 2005.

AGGREGATED OPTION/ SAR EXERCISES IN LAST FISCAL YEAR AND

FISCAL YEAR-END OPTION/ SAR VALUES

			Number of Securities	Value of Unexercised
			Underlying Unexercised	In-The-Money
			Options/SARs at	Options/SARs at
			12/31/05	12/31/05(2)
	Shares
	Acquired on	Value	Exercisable/	Exercisable/
Name	Exercise(#)	Realized($)(1)	Unexercisable(#)/(#)	Unexercisable($)/($)

D.A. Daberko	199,736	1,879,649	2,452,946/705,441	10,059,450/0
W.E. MacDonald III	0	0	1,017,381/341,250	3,412,151/0
P.E. Raskind	0	0	328,405/145,000	749,653/0
J.D. Kelly	149,395	746,586	424,371/145,000	367,274/0
J.R. Bell III	0	0	398,475/101,250	139,372/0

(1)	The “Value Realized” is equal to the difference between the option exercise price and the market price of Common Stock on the date of exercise multiplied by the number of shares acquired.

(2)	The “Value of Unexercised In-The-Money Options/ SARs at 12/31/05” is equal to the difference between the option exercise price and Common Stock’s closing price on December 30, 2005 of $33.57 multiplied by the number of shares that can be acquired by the respective option.

     The following table provides information on the awards of long-term incentive plan participation during the fiscal year ended December 31, 2005.

LONG-TERM INCENTIVE PLAN — AWARDS IN LAST FISCAL YEAR

	Number of	Performance or	Estimated Future Payouts under Non-Stock
	Shares, Units	Other Period Until	Price-Based Plans(3)
	or Other	Maturation or
Name	Rights(#)(1)	Payout(2)	Threshold($)	Target($)	Maximum($)

D.A. Daberko	N/A	December 31, 2008	750,000	1,500,000	2,250,000
W.E. MacDonald III	N/A	December 31, 2008	454,414	901,614	1,356,028
P.E. Raskind	N/A	December 31, 2008	366,918	728,012	1,094,931
J.D. Kelly	N/A	December 31, 2008	355,628	705,612	1,061,240
J.R. Bell III	N/A	December 31, 2008	228,484	456,968	685,451

(1)	The Long-Term Cash and Equity Incentive Plan grants cash awards based on a percentage of the individual’s average base pay.

(2)	The Long-Term Cash and Equity Incentive Plan is based on a 3-year cycle starting January 1, 2006 and ending December 31, 2008. Each of the named executive officers were awarded the opportunity to participate in the next 3-year cycle. Payouts occur only at the end of the cycle.

(3)	The payout is based on National City’s total return to its stockholders over the 3-year cycle as compared to the total return to stockholders of a peer group of comparable financial services companies. Payouts are made on a basis of a percentage of the average base pay for the 3-year cycle for each participant. Base pay was assumed to increase at the rate of 4% per year for all executives except Mr. Daberko, whose base pay was assumed to remain constant, and that annual increases would occur on March 1 of each year of the plan cycle.

     The value of benefits paid or furnished by National City in 2005 to the named executive officers, other than those included in the preceding tables, are less than the amounts required to be disclosed pursuant to the Exchange Act.

REPORT OF COMPENSATION AND ORGANIZATION COMMITTEE

      National City believes that its stockholders should be provided information about executive compensation that is easily understood and consistent with the Securities and Exchange Commission’s proxy disclosure rules on executive compensation.

      The information provided enables stockholders to understand executive officer compensation and its relationship to National City’s performance during 2005. National City welcomes stockholder comments or suggestions on whether the disclosure objectives have been met. Please send any comments to National City Corporation, 1900 East Ninth Street, Cleveland, Ohio 44114, Attn.: Secretary.

Compensation Philosophy

      National City’s compensation philosophy recognizes that employees are key to delivering the products and quality services that enable National City to be a premier provider of diversified financial services. Employee compensation opportunities are one tool National City uses to align employee performance with business objectives, pursuant to the following principles:

•	Focus on overall performance of the organization and achievement of business unit objectives;

•	Reward identifiable and measurable individual contributions, including the continuous development of current and future leadership;

•	Reinforce the link with stockholder value creation through appropriate use of employee equity ownership;

•	Design compensation opportunities to be externally competitive and internally equitable.

      These principles result in National City maintaining a diversified compensation platform that delivers rewards based on the achievement of planned results, motivates employees toward the achievement of individual, business unit, and corporate objectives, and broadly links employee rewards with stockholder outcomes.

Executive Compensation Principles

      Executive officers generally receive a compensation package that consists of base pay, annual bonus and long-term incentive with each element being structured to support National City’s compensation philosophy. In making executive compensation decisions, the Compensation Committee actively considers factors that address both performance in delivering annual results as well as broader contributions to the long-term competitiveness of the organization.

      Certain aspects of each compensation element are formed with regard to the practices of a peer group of comparable financial service companies (the “Peer Group”). The Compensation Committee regularly reviews the members of this group and selects those to be included. All of the National City Peer Group companies are included in the KBW50 Total Return Index. In 2005, the Compensation Committee retained Watson Wyatt Worldwide to assist with the review of executive compensation issues. Included in the Peer Group for the market practices reviewed by Watson Wyatt are: Bank of America, Wachovia, Wells Fargo, Washington Mutual, U.S. Bancorp, Suntrust Banks, Golden West Financial, BB&T, Fifth Third Bancorp, Keycorp, Regions Financial, PNC Financial, Sovereign Bancorp, M&T Bank and Comerica.

      Watson Wyatt provided the Compensation Committee with an analysis of pay practices for the named executive officers relative to the Peer Group. Watson Wyatt provided information on market practices and trends in the area of long-term/equity compensation and reviewed National City’s proposed 2005 equity strategy. In addition, Watson Wyatt consulted with the Committee regarding the establishment of corporate objectives in the National City Corporation Management Incentive Plan.

      National City’s base pay offering is the foundation of the compensation package for executive officers. Base pay is generally maintained to be both consistent with the practices of the Peer Group, and to reflect the strategic importance of National City key executives. The base pay offering enables National City to attract and retain key executives.

      Annual bonus opportunities are generally established with respect to Peer Group practices, and annual awards are delivered in response to individual, business unit, and corporate financial achievements. Corporate financial targets are established with regard to stockholder interests, and reflect such components as earnings per share, growth in earnings per share and return on equity, with each component being measured either in absolute terms or in relative terms as compared to the Peer Group. The Compensation Committee establishes all financial metrics and the Peer Group.

      Long-term incentive opportunities for executive officers consist of both cash-based and equity-based awards. Cash-based opportunities are provided to those executives whose services are critical to National City’s overall business results. Long-term awards are provided to encourage executive retention and motivation and are paid in response to National City’s long-term corporate objectives such as relative stockholder return over a rolling three-year period and leadership development. The Compensation Committee establishes the Peer Group companies used for making relative comparisons.

      Equity-based long-term awards are used to link a significant portion of each executive officer’s compensation opportunity to the value realized by National City stockholders. National City uses stock options and restricted stock as the primary delivery devices for equity-based awards. The number of shares granted to each executive officer is determined with respect to Peer Group practices, general trends in the financial services industry, and with regard to National City’s strategic priorities. Options are granted with an exercise price of not less than the fair market value of Common Stock on the grant date. Executives only receive value under option awards if the fair market value of Common Stock increases. National City maintains a policy of not repricing options. Restricted stock awards are used to attract key executives and are granted annually as equity awards to retain key executives. Restricted stock awards also serve as a distribution vehicle for executive officer annual bonuses. Delivering bonuses in restricted stock promotes stability of results and encourages the ongoing creation and maintenance of stockholder value. Executives receive value under the restricted stock awards but experience the same downside risks as shareholders if the market value of Common Stock decreases.

      National City believes that it is in the best interest of stockholders to retain as much flexibility as possible, now and in the future, with respect to the design and administration of the compensation plans that determine cash-based and equity-based compensation for executive officers. National City does, however, recognize the constraints imposed on this flexibility by Section 162(m) of the Internal Revenue Code, which disallows a tax deduction for non-exempted compensation in excess of $1,000,000 to key executives. National City’s compensation plans are currently structured to minimize the non-exempted compensation in excess of the limitation for deduction by National City established by Section 162(m). In the event that the limitation is exceeded, the Compensation Committee determines whether the compensation in excess of the limitation will be paid in cash or deferred until a later time.

      National City maintains stock ownership guidelines for executive officers. These guidelines are maintained in order to strengthen the link between long-term corporate performance and executive rewards.

      Individual stock ownership targets were first established in 1996 and were recalibrated in 2003. They are based on a multiple of the executive’s base salary mid-range and 2003 stock price. The guidelines are applicable to executives who have received a plan cycle award pursuant to the National City Corporation Long-Term Cash and Equity Incentive Plan and select other executive officers of National City or its major subsidiaries. Ownership guidelines are currently in place for 77 executives. The current ownership guidelines as of December 31, 2005 for the named executive officers and their current holdings as of the date of this report are as follows:

Stock Ownership Guidelines for the Named Executive Officers

	Guidelines	Shares Owned

David A. Daberko	200,000 shares	950,383 shares
William E. MacDonald III	75,000 shares	402,397 shares
Peter E. Raskind	75,000 shares	167,756 shares
Jeffrey D. Kelly	75,000 shares	209,136 shares
James R. Bell III	52,000 shares	192,922 shares

      The executives have 3 years from the date they become subject to the stock ownership guidelines to meet the guidelines. Both direct and indirect forms of ownership are recognized in achieving the guidelines. Direct ownership will be in the form of shares of Common Stock owned. Indirect ownership includes deferred compensation invested in Common Stock share equivalents, restricted stock and 401(k) funds invested in the National City Corporation Common Stock Fund. For the fiscal year ended December 31, 2005, each named executive officer significantly exceeded his stock ownership guideline.

      National City’s executive compensation principles support a diverse compensation platform which motivates employees toward the achievement of individual, business unit, and corporate objectives; delivers rewards based on the achievement of planned results; and broadly links employee rewards with stockholder outcomes.

Compensation Committee’s Review of Chief Executive Officer’s Compensation

      Mr. Daberko, National City’s Chairman and Chief Executive Officer, has 37 years of service with National City Corporation. He has served as Chairman and Chief Executive Officer since July 1995 when he was promoted from President and Chief Operating Officer. For 2005, Mr. Daberko’s total compensation, which includes the compensation, inclusive of equity compensation, set forth under the “Executive Compensation” section included in the 2006 Proxy Statement, was $6,788,510. This figure represents a decrease of 11% from the total compensation paid to Mr. Daberko for 2004.

      The compensation package offered to Mr. Daberko is structured and delivered according to National City’s executive compensation principles. For 2005, this package consists of base pay, annual bonus, tax reimbursements, long-term cash-based incentives, and long-term equity-based incentives.

      Mr. Daberko has not received a salary increase since 2000.

      For services rendered in 2005, Mr. Daberko received an annual bonus award of $2,171,545 of which $771,545 will be paid in the form of restricted stock. The aggregate award represents a $1,050,221 or 33% decrease from the annual bonus awarded to Mr. Daberko for services rendered during 2004. The 2005 annual bonus was based on select financial results for National City during 2005, including, but not limited to, earnings per share, return on equity and return on assets. The annual bonus awarded to Mr. Daberko for 2005 was paid in response to National City’s achievement of absolute earnings per share goals, together with absolute return on assets and return on equity goals. The decrease in the annual bonus awarded to Mr. Daberko for 2005 was in response to National City’s change in earnings per share and return on equity as compared to a Peer Group of comparable financial services companies. Peer Group Companies were selected in advance by the Compensation Committee.

      Mr. Daberko received a cash-based award under National City’s Long-Term Incentive Compensation Plan for Senior Officers during 2005. This award was paid in response to National City’s total stockholder return over the three-year period as compared to the total stockholder return for each company in a Peer Group of comparable financial services companies as selected by the Compensation Committee prior to the start of the three-year period. Based on this measure for the three-year period commencing January

2003 and ending December 2005, Mr. Daberko received an award of $570,000 for National City’s final rating of 8th place.

      Mr. Daberko also received equity-based long-term awards under National City’s stock option and restricted stock programs. For 2005, Mr. Daberko received options to purchase 200,000 shares of Common Stock with an exercise price of $36.03 per share (the market price per share of Common Stock on the day of grant) and received 36,364 shares of restricted stock valued at $36.03 per share (the market price per share of Common Stock on the day of grant). These awards were formulated with regard to practices of a Peer Group of comparable financial services companies and were made in order to continue to link a significant portion of Mr. Daberko’s total compensation opportunity to stockholder returns. The Compensation Committee did not consider the number of options or restricted shares held by Mr. Daberko in making these awards, except for ensuring that the plan limits were not exceeded. In addition, Mr. Daberko received Additional Options during 2005 by surrendering previously owned shares of Common Stock to exercise stock options with the Additional Option feature. These Additional Options have an exercise price equal to the market price at the time of the exercise of the original award.

      National City achieved net income of $2.0 billion or $3.09 per diluted share for 2005, net of pretax charges aggregating $115 million, equal to $75 million after-tax or $0.12 per diluted share pertaining to the Corporation’s Best in Class program and other initiatives. These financial results were achieved through continued strong growth in the core businesses despite a challenging environment. As expected, mortgage banking earnings fell sharply in 2005 due to cyclically lower volumes and gains on sale of mortgages, as well as lower hedging gains. The Best in Class initiative is now fully under way, and will support continued revenue growth and lower expenses. Other activities were undertaken to strengthen the balance sheet, improve credit quality and continue the development of the management team. All of these activities bode well for strong fundamental performance going forward. The compensation paid to Mr. Daberko during 2005 reflected these results.

Compensation and Organization Committee

Paul A. Ormond, Chairman
Christopher M. Connor
Joseph T. Gorman
Bernadine P. Healy, M.D.
Gerald L. Shaheen

February 27, 2006

Stockholder Return Performance

      Set forth below is a line graph comparing the 5-year cumulative total return of Common Stock, based on an initial investment of $100 on December 31, 2000 and assuming reinvestment of dividends, with that of the Standard & Poor’s 500 Index (the “S&P 500”) and the KBW50 Index (the “KBW50”). The KBW50 is a market-capitalization-weighted bank stock index developed and published by Keefe, Bruyette & Woods, Inc., a nationally recognized brokerage and investment banking firm specializing in bank stocks. The index is composed of 50 of the nation’s largest banking companies.

FIVE-YEAR CUMULATIVE TOTAL RETURN

12/00-12/05
National City vs. S&P 500 and KBW50

	2000	2001	2002	2003	2004	2005

National City	100.00	105.82	102.92	133.12	152.73	142.48
S&P 500	100.00	88.17	68.73	88.41	97.99	102.80
KBW50	100.00	95.88	89.12	119.45	131.46	133.00

REPORT OF THE AUDIT COMMITTEE

      The Audit Committee oversees National City’s financial reporting process on behalf of the board of directors. Management has primary responsibility for the financial statements, reporting processes and system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements included in National City’s Annual Report on Form 10-K with management, which included a discussion of the selection of appropriate accounting principles, reasonableness of significant judgments and clarity of disclosures in the financial statements.

      The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the fair presentation of National City’s audited financial statements in accordance with generally accepted accounting principles, its judgment as to National City’s selection of appropriate accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent registered public accounting firm the firm’s independence from management and National City, including the matters contained in the firm’s written report required by the Independence Standards Board, and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

      The Audit Committee discussed with National City’s internal auditor and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditor and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of National City’s internal controls and the overall quality of National City’s financial reporting.

      The Audit Committee has recommended to the board of directors that the audited financial statements be included in National City’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

James S. Broadhurst, Chairman

Jon E. Barfield
S. Craig Lindner
Robert A. Paul
Jerry Sue Thornton
Morry Weiss

January 31, 2006

Independent Public Accountants

Audit Fees

      The aggregate fees billed by Ernst & Young LLP for the annual audit of National City’s consolidated financial statements for the fiscal years ended December 31, 2004 and 2005, the reviews of the quarterly reports on Form 10-Q for the same fiscal years and statutory and regulatory filings were $5.5 million for 2004 and $5.8 million for 2005.

Audit-Related Fees

      The aggregate fees billed by Ernst & Young LLP for audit-related services for the fiscal years ended December 31, 2004 and 2005 were $1.3 million for 2004 and $1.5 million for 2005. Audit-related fees are comprised primarily of audits of benefit plans and various third-party reports.

Tax Fees

      The aggregate fees billed by Ernst & Young LLP for tax related services for the fiscal years ended December 31, 2004 and 2005 were $0.9 million for 2004 and $0.6 million for 2005. Tax related services are comprised primarily of tax compliance services and assistance with tax audits and appeals.

All Other Fees

      There were no fees billed by Ernst & Young LLP for other services not described above for the fiscal years ended December 31, 2004 and 2005.

      The Audit Committee’s pre-approval policies and procedures are described in the “National City Corporation Corporate Audit Committee Procedures Regarding Audit and Non-Audit Services Provided by the Independent Registered Public Accounting Firm” attached to this Proxy Statement as Exhibit B. In 2005, all of the services described above were pre-approved by the Audit Committee.

Description of National City’s Compensation and Benefit Plans

      Savings Plan. The National City Savings and Investment Plan (the “Savings Plan”) is a tax qualified profit-sharing plan with a “cash or deferred” arrangement within the meaning of Section 401(k) of the Internal Revenue Code. Under the Savings Plan all eligible employees may make before-tax contributions from their compensation to the Savings Plan Trust for their accounts. Subject to limits established under the Internal Revenue Code, contributions may be directed in any whole percentage between 1% and 20% of the employee’s base compensation and certain variable pay including overtime pay, bonuses, commissions, incentive compensation and other forms of special compensation paid in cash. Participants who have completed one year of continuous service shall also be eligible to receive matching employer contributions on the basis of their before-tax contributions made after that date. Currently, matching employer contributions are made in an amount equal to 115% of the first 6% of such an employee’s pay contributed as a before-tax contribution.

      Amounts contributed to the Savings Plan may be invested in certain investment choices. The portion of the Savings Plan invested in the National City Corporation Common Stock investment fund constitutes an Employee Stock Ownership Plan within the meaning of Section 4975(e)(7) of the Internal Revenue Code. Before-tax contributions and matching employer contributions are fully vested at all times.

      Long-Term Cash and Equity Incentive Plan. The Long-Term Cash and Equity Incentive Plan (the “Long-Term Plan”) was approved by stockholders at the 2004 annual meeting. The purpose of the Long-Term Plan is to maximize returns to stockholders, to promote the long-term profitability and success of National City by aligning the long-term financial interests of National City employees and directors with those of stockholders and providing an incentive to those directors and key employees who are primarily responsible for such profitability and success of the National City.

      The Long-Term Plan consolidates and replaces all long-term incentive programs under one plan and formalizes the use of performance measures in connection with all long-term awards. Awards granted under the Long-Term Plan include long-term incentive awards as previously granted under the National City Corporation Long-Term Incentive Compensation Plan for Senior Officers, awards previously granted under the National City Corporation Retention Plan for Executive Officers, option awards previously granted under National City’s stock option plans and restricted stock awards previously granted under National City’s restricted stock plans. The Long-Term Plan also permits the use of stock appreciation rights, restricted stock units and Common Stock awards not previously available under the prior plans. The Long-Term Plan is administered by the Compensation Committee.

      Management Incentive Plan for Senior Officers. The National City Corporation Management Incentive Plan for Senior Officers, as Amended and Restated (the “Management Incentive Plan”), focuses on both annual goals achieved by individual participants and the annual operating results achieved by National City. Under the Management Incentive Plan, each calendar year is a separate “plan cycle.” Participants who are executive officers of National City are selected by the Compensation Committee prior to the commencement of each plan cycle. All other participants for a plan cycle are selected by National City’s chief executive officer.

      The Management Incentive Plan, which is administered by the Compensation Committee, allows for the granting of individual awards and corporate awards. Individual awards may be granted to a participant based upon the participant’s individual contribution and business unit performance during the plan cycle. No participant who is, during a plan cycle, the chief executive officer of National City or one of National City’s other named executive officers may be paid an individual award for that plan cycle. Corporate awards, which may be granted to any participant, are based upon National City’s performance with respect to key financial indices, the identity and relative weight of which are determined by the Compensation Committee. The particular indices to be used for a given plan cycle and the relative weight to be given to each of the indices are determined by the Compensation Committee. The Compensation Committee may reduce the corporate award payable to any participant notwithstanding the attainment of any performance goal.

      Amounts awarded under the Management Incentive Plan may be in cash, restricted stock or restricted stock units, or in a combination thereof. Receipt of cash awards may be deferred by an election under the National City Corporation 2004 Deferred Compensation Plan, as applicable.

      In the event of a change in control, the Management Incentive Plan provides that each participant will be paid at the effective time of the change in control the maximum benefit the participant is entitled to receive under the Management Incentive Plan. Directors of National City or its subsidiaries who are not also employees of National City or its subsidiaries are not eligible to participate in the Management Incentive Plan.

      Retention Plan for Executive Officers. The purpose of the Retention Plan for Executive Officers (the “Retention Plan”) was to focus on management succession, management retention and bridging competitive market place shortfalls, however, no Retention Plan awards have been made since February 26, 2001 and no new Retention Plan awards will be made in the future. The intent of Plan awards was to build loyalty to National City by providing an incentive to those key executives who are primarily responsible for National City’s profitability and success. Participation in the Retention Plan was limited to those senior officers of National City who, by nature and scope of their positions, were materially responsible for the management, growth and overall success of National City as determined by the Compensation Committee. Directors of National City or its subsidiaries who are not also employees of National City or its subsidiaries were not eligible to participate in the Retention Plan.

      Retention Plan awards are expressed as a dollar amount and vest based upon the vesting schedule established by the Compensation Committee at the time of the grant, unless vested upon a change in control or another vesting event. Amounts awarded under the Retention Plan are not funded and simply remain contractual liabilities of National City.

      Prior to vesting, each participant’s account is credited as of the last day of each calendar year with an investment credit. The investment credit is determined by multiplying the annual yield on a 10-year constant maturity U.S. Treasury Security, as published in the Federal Reserve Statistical Release, for the last active trading day in the calendar year times the average daily balance in the participant’s account for that year. Unless elected otherwise, awards are distributed upon vesting. Awards not distributed upon vesting are credited to accounts and are invested as directed by the participant in funds established under the National City Corporation 2004 Deferred Compensation Plan.

      2004 Deferred Compensation Plan. In December of 2004, National City adopted the National City Corporation 2004 Deferred Compensation Plan (the “2004 Deferred Compensation Plan”). The 2004 Deferred Compensation Plan is a plan through which salary, variable play and amounts awarded under certain other executive compensation programs may be deferred. The terms of the 2004 Deferred Compensation Plan also permit National City to grant amounts of non-elective deferred compensation. Participants in the 2004 Deferred Compensation Plan are limited to those key officers of National City and its subsidiaries who may be designated from time to time by the Compensation Committee. Amounts deferred pursuant to the terms of the 2004 Deferred Compensation Plan are credited to accounts and are invested as directed by the participant in funds established under the 2004 Deferred Compensation Plan or in Common Stock. Such amounts and any gains or losses represent unfunded general obligations of National City. Directors of National City or its subsidiaries who are not also employees of National City or its subsidiaries are not eligible to participate in the 2004 Deferred Compensation Plan.

      Deferrals made after January 1, 2005 are made pursuant to the 2004 Deferred Compensation Plan. All prior deferrals were made pursuant to the Executive Savings Plan and the Deferred Compensation Plan. These plans provided key officers with a deferral opportunity with respect to salary, variable pay and executive compensation awards.

      Agreements Not to Compete. Mr. Daberko and Mr. MacDonald have entered into agreements not to compete with National City. Pursuant to these agreements Mr. Daberko and Mr. MacDonald have agreed not to compete with National City for a period of eighteen months following the termination of their employment. As compensation for these non-compete agreements, Mr. Daberko and Mr. MacDonald will each be paid at the end of their non-compete period a sum equal to 50% of their respective highest total compensation earned during any of the last 5 full calendar years each of them was employed by National City. Total compensation includes base pay, the total award for the individual earned pursuant to the Management Incentive Plan and any amounts awarded the individual for a plan cycle ending in such calendar year pursuant to the Long-Term Plan.

      Severance and Employment Agreements. National City recognizes that, as is the case at most companies, the possibility of a change in control exists. Accordingly, National City desires to assure itself of both present and future continuity of management and wishes to ensure that its senior executive officers and other key employees (“Executives”) continue to remain in the employ of National City by entering into severance pay agreements with certain Executives of National City. The severance agreements were entered into upon the recommendation of the Compensation Committee and the forms of the agreement were approved by the board of directors. The agreements become immediately operative upon a change in control.

      The severance agreements provide that upon termination of employment with National City, a subsidiary or a successor to National City within 3 years following a change in control, unless the termination is because of death, permanent disability or cause, the Executive will be entitled to severance compensation. The severance agreements also provide that following a change in control, the Executive may terminate his own employment under certain circumstances with National City or a subsidiary with the right to severance compensation during the period commencing with the occurrence of the change in control and continuing until the earliest of (i) the third anniversary of the occurrence of the change in control, (ii) death or (iii) attainment of age 65 and upon the occurrence of one or more certain additional events. For certain Executives, the severance agreements also provide that in the event of a change in control, the Executive may terminate his employment with National City or any subsidiary for any reason during the 30-day period immediately following the first anniversary of the first occurrence of a change in control without cause with the right to severance compensation.

      The severance compensation will be a lump-sum payment in an amount equal to 3 times the sum of (i) base pay at the highest rate in effect for any period prior to the termination date plus (ii) incentive pay in an amount equal to not less than the highest aggregate annual bonus, incentive or other payments of cash compensation made or to be made in regard to services rendered in any calendar year during the 3 calendar years immediately preceding the year in which the change in control occurs. The severance agreements also provide the Executive 36 months of welfare plan and retirement plan coverage, or the financial equivalent thereof.

      National City has agreed to bear the expense of any and all legal fees incurred by any Executive associated with the interpretation, enforcement or defense of his rights under the severance agreements. All of the named executive officers in the Summary Compensation Table are parties to these agreements.

      Retirement Plans. The National City Non-Contributory Retirement Plan (the “Retirement Plan”) is a qualified, non-contributory defined benefit plan, and the pension trust is tax exempt under the Internal Revenue Code. The Retirement Plan presently covers regular employees of National City and those subsidiaries of National City that have adopted the Retirement Plan when such employees who were hired prior to April 1, 2006 have completed 1,000 hours of service in a 12-month period (normally the first 12 months of employment), provided they have attained age 21. Effective April 1, 2006 newly hired employees no longer become eligible for the Retirement Plan.

      Under the Retirement Plan’s cash balance formula, participants receive monthly pay credits to their cash balance accounts. The pay credits are equal to a percentage (between 3% and 8%) of the participant’s earnings, depending upon the participant’s age and years of service. Under the cash balance formula, a participant’s earnings are defined to mean generally all non-deferred compensation paid to such participant including overtime and commissions. Participants also receive monthly interest credits to their cash balance accounts. The rate at which interest is credited is based upon the annual yield of a 30-year U.S. Treasury security for September of the preceding year.

      Generally upon reaching the normal retirement age of 65, with 5 or more years of vesting service, a participant in the Retirement Plan is entitled to receive, monthly for life, a basic benefit (less certain deductions specified in the Retirement Plan). This basic benefit is determined by converting the participant’s cash balance account to an equivalent monthly annuity amount. A participant may retire at any time after age 55 with 10 or more years of vesting service. The early retirement benefit is calculated in the same manner as the retirement benefit and is based upon the value of the participant’s cash balance account at the date such early retirement benefit commences.

      Certain participants who were participants in the Retirement Plan prior to January 1, 1999, or who were participants in another retirement plan which was merged into the Retirement Plan, may be entitled to certain additional or transitional benefits as specified in the Retirement Plan. The Internal Revenue Code places limits on the amount of annual benefits which may be paid to any participant by the pension trust of the Retirement Plan.

      National City adopted a supplemental cash balance retirement plan (“Supplemental Cash Balance Plan”) for those key officers of National City or its affiliates who may be designated from time to time by the Compensation Committee. The Supplemental Cash Balance Plan is to supplement the Retirement Plan with respect to an individual’s earnings which, by reason of the annual maximum limit on compensation or the limit of annual benefits payable under the Internal Revenue Code, would not be recognized under the Retirement Plan. The Supplemental Cash Balance Plan is substantially similar to the Retirement Plan as to the formula for calculating pay credits and interest credits thereunder. Executive officers who are eligible to participate in the Supplemental Cash Balance Plan are provided supplemental disability benefits under the National City Executive Long-Term Disability Plan, which provides supplemental salary payments during each month that the executive is unable to work as a result of accident, illness or other disability.

      In the event of a change in control of National City, the Supplemental Cash Balance Plan provides for the vesting of all accrued benefits. Benefits under the Supplemental Cash Balance Plan are paid from the general revenues of National City and have no effect on the existing pension trust fund. Such benefits are subject to certain provisions for forfeiture as set forth in the Supplemental Cash Balance Plan.

      National City also maintains a supplemental retirement plan (“Supplemental Plan”) to supplement the pension payments under the Retirement Plan for certain senior officers of National City and its subsidiaries who may be designated from time to time by the Compensation Committee. Individuals may not participate in both the Supplemental Cash Balance Plan and the Supplemental Plan. Payments under the Supplemental Plan are paid from the general revenues of National City and have no effect on the existing pension trust fund.

      The Supplemental Plan’s purpose is to augment an individual’s retirement income. Under the Supplemental Plan formula in effect prior to July 1, 2002, upon reaching normal retirement age of 65,

each participant in the Supplemental Plan was entitled to receive monthly for life a basic benefit (less certain deductions specified in the plan) based upon the sum of (i) the average of the participant’s highest 60 consecutive months of base compensation earned during the last 120 months of active employment plus (ii) the average of the participant’s 5 highest awards received under the Management Incentive Plan during the last 10 years of active employment preceding retirement (together “Final Average Earnings”), without regard to the limits on compensation or annual benefits payable under the Internal Revenue Code. The annual basic benefit was equal to the sum of (i) 1 1/4% times the employee’s Final Average Earnings not in excess of “covered compensation,” plus (ii) 1 3/4% times the employee’s Final Average Earnings in excess of “covered compensation,” and such sum multiplied by the number of years of benefit service, but not more than 35 years. “Covered compensation,” which is computed pursuant to government regulations, generally is based upon the average of the wage base covered by social security during an employee’s assumed 35-year work experience.

      The Supplemental Plan was amended and restated effective July 1, 2002 to be substantially similar to the Retirement Plan as to the formula for calculating pay credits and interest credits thereunder, but without regard to the limits on compensation or annual benefits payable under the Internal Revenue Code. A minimum benefit is established under the Supplemental Plan for participants who were in the Supplemental Plan immediately preceding July 1, 2002 (“Prior Plan”). The minimum benefit equals the benefit under the Prior Plan, provided, however, that for purposes of calculating the minimum benefit, Final Average Earnings shall be capped at an amount equal to the sum of the participant’s base pay for 2001 plus his award under the Management Incentive Plan for Senior Officers payable in 2002. Participants who were in the Prior Plan, but had not attained age 55 as of July 1, 2002, are eligible for transitional pay credits equal to 9%. These credits are in lieu of any transitional pay credits otherwise applicable under the Retirement Plan. The table below sets forth the aggregate benefits payable under the Prior Plan formula and includes that portion of the benefit that would be payable under the Retirement Plan.

PENSION PLAN TABLE

	Years of Service

Remuneration	10 Years	15 Years	20 Years	25 Years	30 Years	35 Years

$ 25,000	$3,125	$4,688	$6,250	$7,813	$9,375	$10,938
50,000	6,315	9,473	12,630	15,788	18,946	22,103
100,000	15,065	22,598	30,130	37,663	45,196	52,728
200,000	32,565	48,848	65,130	81,413	97,696	113,978
400,000	67,565	101,348	135,130	168,913	202,696	236,478
600,000	102,565	153,848	205,130	256,413	307,696	358,978
800,000	137,565	206,348	275,130	343,913	412,696	481,478
1,000,000	172,565	258,848	345,130	431,413	517,696	603,978
2,000,000	347,565	521,348	695,130	868,913	1,042,696	1,216,478
3,000,000	522,565	783,848	1,045,130	1,306,413	1,567,696	1,828,978
4,000,000	697,565	1,046,348	1,395,130	1,743,913	2,092,696	2,441,478

Retirement benefits in excess of those provided under the qualified Retirement Plan are paid to those officers who are participating in the Supplemental Plan.

     Participants in the Prior Plan were credited with an opening account balance. The opening account balance was based on the Participant’s accrued benefit under the Prior Plan as of July 1, 2002, calculated using the vesting service as of July 1, 2002 (or projected to age 55, if greater) and a benefit commencement age of 62 (or current age, if greater). The estimated total annual benefits, as determined under the Supplemental Plan’s cash balance formula, payable upon retirement at age 65 for the named executive officers in the Summary Compensation Table are as follows: David A. Daberko $1,581,603, William E. MacDonald III $666,227, Peter E. Raskind $737,216, Jeffrey D. Kelly $775,797, and James R.

Bell III $693,191. Estimated benefits have been projected assuming (i) 3% annual salary increases, (ii) future annual bonuses equal to the participant’s target level and (iii) an interest crediting rate of 4.47%. Supplemental Plan benefits are reduced by amounts payable under the Retirement Plan plus amounts payable under any corporate program which is deemed to be another offset program to the Supplemental Plan, as determined by the Compensation Committee.

      Participants in the Prior Plan will receive the greater of the cash balance benefit or the minimum benefit defined by the Supplemental Plan. Mr. Daberko, Mr. MacDonald, Mr. Raskind, Mr. Kelly and Mr. Bell may be entitled to benefits under the minimum benefit formula. The table above shows the estimated annual benefits payable under the minimum benefit formula. Vesting occurs at age 55 and benefits are payable upon retirement or death. The Supplemental Plan also provides supplemental disability benefits. The annual supplemental disability benefit is equal to 60% of the participant’s base pay at the time of the disability less designated offsets.

      In the event of a change in control of National City, the Supplemental Plan provides for the vesting of all accrued benefits. Benefits under the Supplemental Plan are paid from general revenues of National City and have no effect on the existing pension trust fund.

      Assuming retirement at age 65 under the Retirement Plan, the number of years of benefit service under the Supplemental Plan for the named executive officers in the Summary Compensation Table would be: David A. Daberko, 35 years, William E. MacDonald III, 35 years, Peter E. Raskind, 21 years, Jeffrey D. Kelly, 35 years, and James R. Bell III, 35 years.

      Grantor Trust. A trust has been established to hold assets in the case of a change in control for the payment of benefits for unfunded deferred compensation for executives under the Management Incentive Plan, the Long-Term Plan, the Supplemental Plan, the Executive Savings Plan and certain life insurance agreements.

Stockholder Proposals

      Under the Securities and Exchange Commission rules, holders of Common Stock who wish to make a proposal to be included in National City’s Proxy Statement and proxy for National City’s 2007 Annual Meeting of Stockholders must cause such proposal to be received by National City at its principal office not later than November 8, 2006. Each proposal submitted should be accompanied by the name and address of the stockholder submitting the proposal, the number of shares of Common Stock owned and the dates those shares were acquired by the stockholder. If the proponent is not a stockholder of record, proof of beneficial ownership should also be submitted. The proponent should also state his or her intention to continue to hold the securities through the date of the 2007 Annual Meeting of Stockholders and appear at National City’s 2007 Annual Meeting, either in person or by representative, to present the proposal. The proxy rules of the Securities and Exchange Commission govern the content and form of stockholder proposals and the minimum stockholding requirement. All proposals must be a proper subject for action at National City’s 2007 Annual Meeting.

      Additionally, if properly requested, a stockholder may submit a proposal for consideration at the 2007 Annual Meeting of Stockholders, but not for inclusion in National City’s Proxy Statement and proxy for the 2007 Annual Meeting of Stockholders. Under National City’s First Restatement of By-Laws, as amended, for business to be properly requested to be brought before an annual meeting of stockholders, the Secretary of National City must receive from the stockholder a notice in writing of such request not less than 60 days prior to the annual meeting. In addition, the stockholder must be a stockholder of record of National City at the time of giving such notice and be entitled to vote at such annual meeting. National City’s 2007 Annual Meeting of Stockholders, unless changed, is scheduled to be held April 24, 2007, in Cleveland, Ohio, and 60 days prior to that date is February 23, 2007. A copy of the By-Laws may be obtained from the Secretary of National City at the address on the first page of this Proxy Statement.

Certain Relationships and Related Transactions

      Certain of National City’s directors, director nominees and executive officers, and their associates, were customers of or had various transactions with National City and its subsidiaries in the ordinary course of business during 2005 and to date during 2006. These transactions cover a wide range of banking and trust services, both personal and corporate. Without exception, all services were provided to the directors, director nominees and executive officers, and their associates, at market rates consistent with published fee schedules. Similar additional transactions may be expected to take place in the ordinary course of business in the future. Although various laws and regulations governing National City and its subsidiaries allow National City and its subsidiaries to make loans to a limited extent to its executive officers, all loans and loan commitments and sales of commercial paper involving executive officers, directors or their affiliates were made on substantially the same terms, including interest rates and collateral, as those prevailing at that time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or other unfavorable features.

Voting

      A quorum of a majority of the issued and outstanding Common Stock is required for the transaction of business by stockholders at the Annual Meeting. The election of directors requires a plurality of the votes of the shares present in person or represented by proxy and entitled to vote for the election of directors at the Annual Meeting. The ratification of the Audit Committee’s selection of Ernst & Young LLP as the independent registered public accounting firm for 2006 requires the favorable vote of the holders of shares of Common Stock representing at least a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting. Abstentions are counted for the purposes of determining the number of shares which are present in person or represented by proxy at the Annual Meeting. Consequently, an abstention has the same effect as a vote against a proposal, as each abstention is one less vote in favor of the proposal. Abstentions have no impact on the election of directors. Under the New York Stock Exchange rules, absent timely client voting instructions, brokers are authorized to exercise discretionary voting authority on certain routine proposals such as the election of directors and the ratification of the Audit Committee’s selection of Ernst & Young LLP as the independent registered public accounting firm. Brokers may not, however, vote on equity compensation plans absent timely client voting instructions. Shares that are not voted on proxies returned by brokers will not be counted in respect of the Annual Meeting for purposes of determining the number of shares present in person or represented by proxy and will thus have no impact on the election of directors or the ratification of the Audit Committee’s selection of Ernst & Young LLP as the independent registered public accounting firm for 2006.

      Methods. You may vote in person at the Annual Meeting or by proxy. You have three ways to vote by proxy:

1.	Connect to the website on the Internet at http://www.cesvote.com;

2.	Call 1-888-693-8683; or

3.	Sign and date the enclosed proxy and return it in the accompanying envelope.

      Complete instructions for using these convenient services for voting your proxy are set forth on the proxy card accompanying this Proxy Statement. The internet and telephone services authenticate stockholders by use of a control number. Please be advised that if you choose to vote via the Internet or the telephone, you do not need to return the proxy card.

      Rights. Each share of your Common Stock will be tabulated as one vote. In the event you vote and subsequently change your mind on a matter, you may revoke your proxy prior to the close of voting at the Annual Meeting. You have 5 ways to revoke your proxy:

1.	Connect to the website previously listed by 6:00 a.m. April 25, 2006, Eastern Daylight Time;

2.	Call the telephone number previously listed by 6:00 a.m. April 25, 2006, Eastern Daylight Time;

3.	Receipt by National City prior to the Annual Meeting of a later dated proxy;

4.	Receipt by the Secretary of National City prior to the Annual Meeting of a written revocation; or

5.	Vote in person at the Annual Meeting.

General Information

      The costs of solicitation of proxies will be borne by National City. In addition to using the mails, proxies may be solicited by personal interview, telephone and wire, and it is anticipated that banks and brokerage houses, and other institutions, nominees or fiduciaries, will be requested to forward their proxy soliciting material to their principals and to obtain authorizations for the execution of proxies. Officers and regular employees of National City or its subsidiaries, acting on its behalf, may solicit proxies personally or by telephone or wire. National City has retained Georgeson Shareholder Communications Inc. to assist in such solicitation. The fee of Georgeson Shareholder Communications Inc. is estimated not to exceed $11,000, plus reasonable out-of-pocket costs and expenses. National City does not expect to pay any other compensation for the solicitation of proxies but may, upon request, pay the standard charges and expenses of banks, brokerage houses and other institutions, nominees and fiduciaries for forwarding proxy materials to and obtaining proxies from their principals. No such payment, however, will be made to any National City subsidiaries acting through their nominees or acting as a fiduciary.

      National City is not aware of any matters which may be presented for action at the Annual Meeting other than the matters herein set forth. If any other matters properly come before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the enclosed proxy as proxies to vote the shares represented thereby in accordance with their best judgment pursuant to the discretionary authority granted in the proxy.

By Order of the Board of Directors

DAVID L. ZOELLER
Secretary

March 8, 2006

Exhibit A

NATIONAL CITY CORPORATION

AUDIT COMMITTEE CHARTER

STATEMENT OF POLICY

The audit committee shall perform the functions and duties delegated to it by the board of directors to fulfill the board of directors responsibilities for reviewing the financial reports and related financial information provided by the Corporation to governmental agencies or the general public, the Corporation’s system of internal controls and the effectiveness of its control structure, the Corporation’s compliance with designated laws and regulations, and the Corporation’s accounting, internal and external auditing and financial reporting processes. In discharging its responsibilities, the audit committee shall:

•	Serve as an independent and objective party to monitor the Corporation’s financial reporting process and internal control system.

•	Review and evaluate the audit procedures and results of the Corporation’s independent registered public accounting firm and general auditor.

•	Approve, engage and terminate the independent registered public accounting firm.

•	Review and evaluate the independent registered public accounting firm’s qualifications, performance and independence.

•	Review, evaluate and approve any non-audit services the independent registered public accounting firm may perform for the Corporation and disclose such approved non-audit services in periodic reports to stockholders.

•	Maintain free and open means of communication between the board of directors, the independent registered public accounting firm, the general auditor, and the management of the Corporation.

•	Maintain free and open means of communication between employees and the audit committee for the processing of complaints received by the Corporation regarding questionable accounting or auditing matters, including suspicions of fraudulent activity.

•	Determine funding requirements for the independent registered public accounting firm, for outside legal, accounting and other advisors to the audit committee and for administrative expenses of the audit committee.

•	At least annually, review and update this charter for consideration by the board of directors and perform an evaluation of the audit committee performance and function.

ORGANIZATION

The members of the audit committee shall be appointed by the board of directors and may be removed by the board of directors. The audit committee may consult or retain its own outside legal, accounting or other advisors and shall determine the degree of independence from the Corporation required from said advisors. The audit committee shall meet at least four times per year and report directly to the full board any issues that arise with respect to the quality and integrity of the Corporation’s general financial performance and reporting and regulatory compliance. The audit committee may also meet periodically by itself to discuss matters it determines require private audit committee or board of directors’ attention. Further, the audit committee shall meet separately with management, with the general auditor and with independent registered public accounting firm. Half of the members of the audit committee shall be a quorum to transact business.

QUALIFICATIONS

      The audit committee shall be composed entirely of independent directors, determined by the board of directors under the National City Corporation Corporate Governance Guidelines. The members of the audit committee, as determined by the board of directors, shall also meet the independence and financial expertise requirements of the New York Stock Exchange.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The independent registered public accounting firm shall be engaged by and accountable to the audit committee and the board of directors. The audit committee shall have the sole authority to engage and terminate the independent registered public accounting firm, to review with the independent registered public accounting firm the nature and scope of any disclosed relationships or professional services including all audit engagement fees and terms, and to take, or recommend that the board of directors take, appropriate action to ensure the continuing independence of the independent registered public accounting firm. The audit committee shall also set clear policies and standards relating to the Corporation’s hiring of employees or former employees of the independent registered public accounting firm to ensure continued independence throughout.

      The audit committee shall, on an annual basis, obtain from the independent registered public accounting firm a written disclosure delineating all of its relationships and professional services as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. Additionally, the audit committee will obtain and review a report of the independent registered public accounting firm describing its internal quality-control procedures, material issues raised by the most recent internal quality-control review of the independent registered public accounting firm or an inquiry or investigation by a governmental authority involving one or more audits carried out by the independent registered public accounting firm in the preceding five years and any steps or procedures taken to deal with any such issues. After reviewing the independent registered public accounting firm’s report, the audit committee shall evaluate the firm’s qualifications, performance and independence. The audit committee shall consider the opinions of management and the general auditor in making such evaluation.

      As required by law, the audit committee shall assure the regular rotation of the lead and concurring audit partner, and consider whether there should be a regular rotation of the independent registered public accounting firm itself.

      The independent registered public accounting firm shall ascertain that the audit committee is made aware of and timely reports to the audit committee all necessary accounting policies and practices to be used, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management and the risks of using such alternative treatments, and inform the audit committee of other material written communications between the independent registered public accounting firm and management.

INTERNAL AUDIT

The general auditor of the Corporation shall directly report to the chairman of the audit committee, with administrative oversight provided by an appropriate executive officer of the Corporation. The chairman of the audit committee shall review and approve the compensation, appointment, replacement, reassignment, and/or dismissal of the general auditor. The audit committee will oversee the internal audit function and determine that the general auditor is establishing, maintaining and executing appropriate audit programs, policies and procedures that govern the examination and audit of the ledgers, records, procedures and operations of the Corporation and its affiliates.

FINANCIAL REPORTING OVERSIGHT

In discharging its responsibilities to oversee governmental and public reporting of financial information, the audit committee shall:

•	Review and discuss the annual audited financial statements, footnotes and related disclosures, including specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in the Corporation’s annual report to stockholders and its annual report on Form 10-K with financial management, the independent registered public accounting firm, and the general auditor prior to the release and filing of such documents. Review with the independent registered public accounting firm the results of its annual examination of the financial statements, including their report thereon, and determine its satisfaction with the disclosures and content of the financial statements. This review shall cover discussion of all items required by generally accepted auditing standards regarding required communications with audit committees. Ascertain that the results of any internal audit activity or regulatory reports were appropriately considered in preparing the financial statements.

•	Review and discuss the quarterly financial results and information, including specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” with financial management, the independent registered public accounting firm, and the general auditor to determine that the independent registered public accounting firm does not take exception to the disclosure and content of the financial statements on Form 10-Q, to determine that the results of any internal audit activity or regulatory reports were appropriately considered in preparing the financial statements, and to discuss any other matters required to be communicated to the audit committee by the independent registered public accounting firm.

•	Review and discuss the types of presentation and information to be included in earnings press releases, and any additional financial information and earning guidance generally provided to analysts and rating agencies.

•	Inquire of management, the general auditor, and the independent registered public accounting firm about significant risks or exposures and discuss guidelines and policies to govern the steps management has taken to minimize such risk to the Corporation.

•	Review and discuss the form and content of the certification documents for the quarterly reports on Form 10-Q and the annual report on Form 10-K with the general auditor, the independent registered public accounting firm, the chief financial officer and the chief executive officer.

•	Review the basis for the disclosures made in the annual report to stockholders under the heading Management’s Report on Internal Controls regarding the control environment of the Corporation and the annual filing required under the Federal Deposit Insurance Corporation Improvement Act of 1991.

•	Prepare, review and approve the annual proxy disclosure regarding the activities and report of the audit committee for the year.

Exhibit B

NATIONAL CITY CORPORATION CORPORATE AUDIT COMMITTEE PROCEDURES

REGARDING AUDIT AND NON-AUDIT SERVICES PROVIDED BY THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

•	The audit committee shall approve in advance any audit and non-audit services to be provided and performed by the independent registered public accounting firm. The audit committee delegates to the chairman of the committee the authority to grant such approval on its behalf, provided that all audit and non-audit services so approved be reviewed with the audit committee at its next meeting. In the absence of the chairman, another member of the audit committee may act on its behalf.

•	The following non-audit services are specifically prohibited from being performed by the independent registered public accounting firm:

•	Bookkeeping or other services related to the accounting records or financial statements of the Corporation.

•	Financial information systems design and implementation.

•	Appraisal or valuation services, fairness opinions, and contribution-in-kind reports.

•	Actuarial services.

•	Internal audit outsourcing services.

•	Management functions or human resources.

•	Broker or dealer, investment advisor, or investment banking services.

•	Legal services and expert services unrelated to the audit.

•	Any other service that the board determines by regulation is impermissible.

•	Fees paid to the independent registered public accounting firm for non-audit services should not exceed the fees paid for the sum of all audit and audit-related services.

•	The audit committee grants standing approval for the following audit and non-audit services provided that the non-audit services listed below in the aggregate, do not exceed the overall limit for non-audit services specified in the preceding paragraph and are reviewed at each audit committee meeting following their commencement:

•	Expansions of audit scope.

•	Statutory audit requirements.

•	Attestation reports on internal control.

•	Consents, comfort letters, and agreed-upon procedures in connection with securities underwritings.

•	Assistance in responding to SEC comment letters, as applicable.

•	Tax appeals and audit assistance provided such services do not exceed 2% of the audit and audit-related fees per transaction or service.

•	Tax consultation and compliance related to specific matters affecting federal, state, local or foreign taxes; income tax accounting; transfer pricing; employee benefit matters; franchise taxes; property taxes; sales or use taxes; or payroll taxes, provided such services do not exceed 2% of the audit and audit-related fees per transaction or service.

•	Technical accounting and consultation and assistance, including related research, provided such services do not exceed 2% of the audit and audit-related fees per transaction or service.

B-1

•	Merger, acquisition and divestiture accounting and tax guidance provided such services do not exceed 2% of the audit and audit-related fees per transaction or service.

•	All other audit and non-audit services provided by the independent registered public accounting firm not specifically identified in the preceding paragraph shall be approved in advance by the audit committee.

B-2

NATIONAL CITY CORPORATION
c/o National City Bank
Corporate Trust Operations
Locator 5352
P. O. Box 92301
Cleveland, OH 44101-4301

Vote by Telephone

Have your proxy card available when you call the Toll-Free number 1-888-693-8683 using a touch-tone telephone and follow the simple instructions to record your vote.

Vote by Internet

Have your proxy card available when you access the website http://www.cesvote.com and follow the simple instructions to record your vote.

Vote by Mail

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535600, Pittsburgh, PA 15253

Vote by Telephone
Call Toll-Free using a
Touch-Tone phone:
1-888-693-8683

Vote by Internet
Access the Website and
Cast your vote:
http://www.cesvote.com

Vote by Mail
Return your proxy
in the Postage-paid
envelope provided

Vote 24 hours a day, 7 days a week!
Your telephone or Internet vote must be received by 6:00 a.m. eastern daylight time on April 25, 2006 to be counted in the final tabulation.
If you vote by mail, your proxy must be received prior to the Annual Meeting to be counted in the final tabulation.
If you vote by telephone or Internet, please do not send your proxy by mail.

è

Proxy must be signed and dated below.
ê Please fold and detach card at perforation before mailing. ê

National City Corporation	Proxy

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders on April 25, 2006.
The undersigned stockholder of National City Corporation hereby appoints Thomas A. Richlovsky and David L. Zoeller and each of them, with power of substitution, proxies for the undersigned to vote all the shares of Common Stock of National City which the undersigned is entitled to vote at the Annual Meeting of Stockholders of National City to be held on April 25, 2006 and any adjournment thereof as follows and in their discretion to vote and act upon such other business as may properly come before the meeting. The Board of Directors recommends a vote FOR the slate of directors and FOR proposal 2.
UNLESS OTHERWISE INDICATED, THE PROXIES ARE INSTRUCTED TO VOTE FOR THE ELECTION OF THE NOMINEES LISTED ON THE OPPOSITE SIDE OF THIS CARD AS DIRECTORS AND FOR THE RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Signature(s)

Signature(s)

Date:	, 2006

Please sign exactly as shown hereon. When signing as a fiduciary or on behalf of a corporation, bank, trust company or other similar entity, your title of capacity should be shown.

ê Please fold and detach card at perforation before mailing. ê

National City Corporation	Proxy

Please indicate how you wish your shares to be voted. Unless otherwise indicated, the proxies will vote FOR the slate of directors and FOR proposal 2.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE FOLLOWING:
1.	ELECTION OF DIRECTORS

Nominees:	(01) J. E. Barfield	(02) J. S. Broadhurst	(03) C. M. Connor	(04) D. A. Daberko
	(05) B. P. Healy	(06) S. C. Lindner	(07) P. A. Ormond	(08) G. L. Shaheen
	(09) J. S. Thornton	(10) M. Weiss

☐	FOR all nominees listed above	☐	WITHHOLD AUTHORITY
	(except as listed to the contrary below)		to vote for all nominees listed above.

To withhold authority to vote for any individual nominee, write that nominee’s name or number below:

2.	THE RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

☐ FOR	☐ AGAINST	☐ ABSTAIN
IMPORTANT—THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE